Exhibit 99

Contact:	L-3 Communications Holdings, Inc.
	Corporate Communications	For Immediate Release
212-697-1111

L-3 Announces Second Quarter 2012 Results

•	Diluted earnings per share of $2.08
•	Net sales of $3.6 billion
•	Net cash from operating activities of $271 million
•	Funded orders increased 4% to $3.9 billion, funded backlog of $11.7 billion
•	Updated L-3 (excluding Engility) 2012 financial guidance

NEW YORK, July 26, 2012 – L-3 Communications Holdings, Inc. (NYSE: LLL) today reported diluted earnings per share (diluted EPS) of $2.08 for the quarter ended June 29, 2012 (2012 second quarter), compared to $2.26 for the quarter ended July 1, 2011 (2011 second quarter). The 2012 second quarter included Engility Holdings, Inc. (Engility) spin-off transaction expenses of $7 million ($5 million after income tax, or $0.05 per diluted share). The 2011 second quarter included a tax benefit of $12 million ($0.11 per diluted share) primarily related to the reversal of amounts previously accrued with respect to the company’s 2006 and 2007 U.S. Federal income tax returns. Excluding these items from the 2012 and 2011 second quarter results, 2012 second quarter diluted EPS would have declined by $0.02, or 1%. Net sales of $3.6 billion for the 2012 second quarter decreased by approximately 6% compared to the 2011 second quarter.

L-3’s second quarter results include the Engility business that was spun-off on July 17, 2012. L-3 will report Engility as discontinued operations beginning with its 2012 third quarter, along with all prior comparative periods. Excluding Engility’s results, L-3 would have reported sales of $3,143 million for the 2012 second quarter, a decrease of approximately 3% compared to the 2011 second quarter and diluted EPS from continuing operations of $1.92, a decrease of 3% compared to the 2011 second quarter. Table E attached to this release provides additional L-3 financial data excluding the Engility business.

“Overall, we had a good second quarter, underscored by strong orders and solid EPS and cash flow. Sales performance reflected the challenging U.S. defense budget environment. C3ISR sales grew by 4%, while sales in our other segments declined due to overseas U.S. troop drawdowns and budget pressures, most pronounced in Government Services,” said Michael T. Strianese, chairman, president and chief executive officer. “Orders grew 4% compared to last year, driven by the Australian C-27J aircraft award, resulting in a book-to-bill ratio of 1.10x. We ended the quarter with funded backlog of $11.7 billion, up 9% compared to December 2011.”

“With the spin-off of Engility completed, we continue to sharpen our focus on core areas by providing market-leading, value-added products and solutions to our customers,” continued Mr. Strianese. “Our highly focused business will help us manage the headwinds that are slowing federal contracting processes. Looking ahead, we will continue to execute against our goals, generating value for our customers, shareholders, and employees.”

“In this climate of uncertainty, we continue to seek out opportunities in growth areas, including ISR, EO/IR (Electro-Optical/Infrared) systems and cyber security. L-3’s balanced business mix also enables us to pursue strategic opportunities in the commercial arena and overseas. Operationally, we remain committed to strengthening the company by continuing our outstanding program performance and further improving operational efficiencies, while investing in R&D to provide innovative and affordable solutions that address customer requirements.”

L-3 Announces Results for the 2012 Second Quarter	Page 2

Key contract wins for the quarter included: (1) 10 new C-27J aircraft for the Commonwealth of Australia, (2) U.S. Special Operations Forces Deployable Node – Family of Terminals (SDN – Lite FoT), (3) Enhanced Night Vision Goggles (ENVG) production for the U.S. Army, and (4) ProVision® ATD (Automatic Target Detection) advanced imaging technology systems for the Transportation Security Administration. Additionally, recent wins received in July include:

•

The U.S. Army Aviation and Missile Life Cycle Management Command (AMCOM) contract for rotary-wing aircraft maintenance and logistics support at Fort Rucker, Alabama, which is a re-competition win, includes a one-year base period and four one-year options, with an estimated contract value of $1.98 billion. L-3 will provide maintenance, logistics and other related sustainment support for over 600 helicopters used by the U.S. Army Aviation Center of Excellence and the U.S. Air Force Air Education Training Command;

•	The U.S. Navy contract to design and construct the ship-to-shore connector (SSC) craft as a member of the Textron-led consortium;

•

Prime contractor position on the new $300M U.S. Air Force Research Lab multi-award indefinite delivery/indefinite quantity (IDIQ) contract for Agile Cyber Technology (ACT), which will be used for cyber research and solutions including development, prototyping and sustainment of innovative capabilities in support of cyber superiority; and

•

Prime contractor position on the $5.6B Solutions for Intelligence II (SIA II) multi-award IDIQ contract, which is a re-competition win, that entails providing professional support services to the intelligence analysis mission, warfighters, defense planners and defense and national security policymakers.

Mr. Strianese continued, “We remain committed to shareholder value, deploying capital and free cash flow to enhance our operations and return cash to our shareholders. During the quarter, we repurchased $177 million of our common stock and paid dividends of $49 million, resulting in $413 million cash returned to our shareholders year-to-date.”

L-3 (Including Engility) Consolidated Results

	Second Quarter Ended			First Half Ended
($ in millions, except per share data)	June 29, 2012	July 1, 2011	Increase/ (decrease)	June 29, 2012	July 1, 2011	Increase/ (decrease)
Net sales	$3,558	$3,766	(6)%	$7,146	$7,367	(3)%
Operating income	$367	$404	(9)%	$724	$794	(9)%
Engility spin-off transaction expenses	7	—	nm	13	—	nm

Segment operating income	$374	$404	(7)%	$737	$794	(7)%

Operating margin	10.3%	10.7%	(40) bpts	10.1%	10.8%	(70) bpts
Segment operating margin	10.5%	10.7%	(20) bpts	10.3%	10.8%	(50) bpts
Net interest expense and other income	$49	$51	(4)%	$97	$112	(13)%
Debt retirement charge	$—	$—	(0)%	$—	$18	nm
Effective income tax rate	34.6%	30.3%	430 bpts	34.4%	31.8%	260 bpts
Net income attributable to L-3	$205	$243	(16)%	$406	$447	(9)%
Diluted weighted average common shares outstanding	98.5	107.2	(8)%	99.4	108.4	(8)%
Diluted EPS	$2.08	$2.26	(8)%	$4.08	$4.11	(1)%
nm – not meaningful

Second Quarter Results of Operations: For the 2012 second quarter, consolidated net sales of $3.6 billion were 6% lower than the 2011 second quarter. Lower sales from the Government Services, Electronic Systems and Aircraft Modernization and Maintenance (AM&M) segments were partially offset by sales growth from the Command, Control, Communications, Intelligence, Surveillance and Reconnaissance (C3ISR) segment. Acquired businesses(1), which are all included in the Electronic Systems segment, added $42 million to net sales in the 2012 second quarter. Net sales to commercial customers grew 5% to $407 million for the 2012 second quarter compared to $388 million for the 2011 second quarter.

(1)	Net sales from acquired businesses are comprised of (i) net sales from business acquisitions that are included in L-3’s actual results for less than 12 months, less (ii) net sales from business divestitures that are included in L-3’s actual results for the 12 months prior to the divestitures.

L-3 Announces Results for the 2012 Second Quarter	Page 3

Operating income for the 2012 second quarter decreased by $37 million compared to the 2011 second quarter. Operating income as a percentage of sales (operating margin) decreased by 40 basis points to 10.3% for the 2012 second quarter compared to 10.7% for the 2011 second quarter.

Segment operating income for the 2012 second quarter decreased by $30 million compared to the 2011 second quarter primarily due to lower sales and higher pension expense of $7 million. Segment operating margin decreased by 20 basis points to 10.5% for the 2012 second quarter compared to 10.7% for the 2011 second quarter due to higher pension expense. Segment operating results exclude Engility spin-off transaction expenses of $7 million. See segment results below for additional discussion of sales and operating margin.

Net interest expense and other income decreased by $2 million for the 2012 second quarter compared to the same period last year. Lower interest expense of $4 million due to lower interest rates on outstanding fixed rate debt was partially offset by $2 million of lower income from equity method investments.

The effective tax rate for the 2012 second quarter increased by 430 basis points compared to the same period last year, primarily due to: (1) the 2011 second quarter tax benefit of $12 million discussed above and (2) the expiration of the U.S. Federal research and experimentation tax credit on December 31, 2011.

Net income attributable to L-3 in the 2012 second quarter decreased 16% to $205 million compared to the 2011 second quarter, and diluted EPS decreased 8% to $2.08 from $2.26. Excluding $5 million of after-tax spin-off transaction expenses from the 2012 second quarter and the tax benefit of $12 million from the 2011 second quarter, net income attributable to L-3 would have decreased by 9% in the 2012 second quarter compared to the same period last year. Diluted weighted average common shares outstanding for the 2012 second quarter declined by 8% compared to the 2011 second quarter due to repurchases of L-3 common stock.

First Half Results of Operations: For the first half ended June 29, 2012 (2012 first half) consolidated net sales of $7.1 billion were 3% lower than the first half ended July 1, 2011 (2011 first half). Lower sales from the Government Services and Electronic Systems segments were partially offset by higher sales from the C3ISR segment. Acquired businesses, which are all included in the Electronic Systems segment, added $66 million to net sales in the 2012 first half. Net sales to commercial customers grew 7% to $784 million for the 2012 first half compared to $731 million for the 2011 first half.

Operating income for the 2012 first half decreased by $70 million compared to the 2011 first half. Operating margin decreased by 70 basis points to 10.1% for the 2012 first half compared to 10.8% for the 2011 first half.

Segment operating income for the 2012 first half decreased by $57 million compared to the 2011 first half primarily due to lower sales and higher pension expense of $13 million. Segment operating margin decreased by 50 basis points to 10.3% for the 2012 first half compared to 10.8% for the 2011 first half, primarily due to lower operating margin in the Electronic Systems and C3ISR segments compared to the 2011 first half. Higher pension expense in the 2012 first half reduced segment operating margin by 20 basis points. Segment operating results exclude Engility spin-off transaction expenses of $13 million. See segment results below for additional discussion of sales and operating margin.

Net interest expense and other income decreased by $15 million for the 2012 first half compared to the same period last year primarily due to lower interest rates on outstanding fixed rate debt. The 2011 first half included an $18 million debt retirement charge ($11 million after income tax, or $0.10 per diluted share).

The effective tax rate for the 2012 first half increased by 260 basis points compared to the same period last year due to trends similar to the 2012 second quarter.

Net income attributable to L-3 in the 2012 first half decreased 9% to $406 million compared to the 2011 first half, and diluted EPS decreased 1% to $4.08 from $4.11. Diluted weighted average common shares outstanding for the 2012 first half declined by 8% compared to the 2011 first half due to repurchases of L-3 common stock.

Orders: Funded orders for the 2012 second quarter increased 4% to $3.9 billion compared to $3.8 billion for the 2011 second quarter. Funded backlog grew 9% to $11.7 billion at June 29, 2012, compared to $10.7 billion at December 31, 2011. The increase in funded orders and backlog was primarily due to the Australian C-27J aircraft award.

Cash flow: Net cash from operating activities was $408 million for the 2012 first half, a decrease of $111 million, compared to $519 million for the 2011 first half. The decrease in net cash from operating activities was

L-3 Announces Results for the 2012 Second Quarter	Page 4

primarily due to a decline in operating income and an increase in working capital. These declines were partially offset by lower interest payments. Capital expenditures, net of dispositions of property, plant and equipment, were $75 million for the 2012 first half, compared to $77 million for the 2011 first half.

Cash returned to shareholders: The table below summarizes the cash returned to shareholders during the 2012 first half compared to the 2011 first half.

	First Half Ended
($ in millions)	June 29, 2012	July 1, 2011

Net cash from operating activities	$408	$519
Less: Capital expenditures, net of dispositions	75	77

Free cash flow(1)	$333	$442

Dividends paid	$98	$97
Common stock repurchases	315	429

Cash returned to shareholders	$413	$526

Percent of free cash flow returned to shareholders	124%	119%

(1) Free cash flow is defined as net cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment). Free cash flow represents cash generated after paying for interest on borrowings, income taxes, pension benefit contributions, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock, repurchasing shares of our common stock, investing cash to acquire businesses, and making other strategic investments. Thus, a key assumption underlying free cash flow is that the company will be able to refinance its existing debt. Because of this assumption, free cash flow is not a measure that should be relied upon to represent the residual cash flow available for discretionary expenditures.

Reportable Segment Results

C3ISR

	Second Quarter Ended		Increase/ (decrease)	First Half Ended		Increase/ (decrease)
($ in millions)	June 29, 2012	July 1, 2011		June 29, 2012	July 1, 2011
Net sales	$862.1	$825.5	4%	$1,748.2	$1,591.8	10%
Operating income	$ 87.3	$ 94.5	(8)%	$ 180.8	$ 186.9	(3)%
Operating margin	10.1%	11.4%	(130) bpts	10.3%	11.7%	(140) bpts

Second Quarter: C3ISR net sales for the 2012 second quarter increased by $37 million, or 4%, compared to the 2011 second quarter. Sales for ISR Systems increased by $54 million primarily due to increased demand for logistics support and fleet management services and higher volume for airborne ISR systems. These increases were partially offset by lower sales of $17 million for networked communication systems primarily due to contracts nearing completion for Rover handheld communication devices.

C3ISR operating income for the 2012 second quarter decreased by $7 million, or 8%, compared to the 2011 second quarter. Operating margin decreased by 130 basis points. Operating margin declined by 70 basis points primarily due to lower margin sales mix and 60 basis points due to a $5 million increase in pension expense.

First Half: C3ISR net sales for the 2012 first half increased by $156 million, or 10%, compared to the 2011 first half. Sales for ISR Systems increased by $94 million primarily due to increased demand for logistic support and fleet management services and higher volume on airborne ISR systems. Sales also increased by $62 million primarily for networked communication systems due to higher volume for manned and unmanned platforms for U.S. Department of Defense (DoD) customers.

C3ISR operating income for the 2012 first half decreased by $6 million, or 3%, compared to the 2011 first half. Operating margin decreased by 140 basis points. Operating margin declined by 90 basis points primarily due to lower margin sales mix and 50 basis points due to a $9 million increase in pension expense.

Electronic Systems

	Second Quarter Ended			First Half Ended
($ in millions)	June 29, 2012	July 1, 2011	Decrease	June 29, 2012	July 1, 2011	Decrease
Net sales	$1,352.4	$1,391.6	(3)%	$2,665.0	$2,687.0	(1)%
Operating income	$172.5	$183.4	(6)%	$326.0	$343.6	(5)%
Operating margin	12.8%	13.2%	(40) bpts	12.2	12.8%	(60) bpts

L-3 Announces Results for the 2012 Second Quarter	Page 5

Second Quarter: Electronic Systems net sales for the 2012 second quarter decreased by $39 million, or 3%, compared to the 2011 second quarter. Sales declined for: (1) Precision Engagement by $37 million primarily due to contracts nearing completion and lower demand, (2) Marine and Power Systems by $28 million due to lower demand from the U.S. Army for tactical quiet generators, (3) Warrior Systems by $21 million for night vision and illumination products due to reduced U.S. Army requirements, and (4) $17 million primarily for Aviation Products due to reduced deliveries of cockpit displays for military tactical and transport aircraft. These declines were partially offset by sales increases for: (1) Microwave Products by $27 million primarily for increased deliveries of power devices for commercial satellite communication systems and (2) Sensor Systems by $37 million primarily from the Kollmorgen Electro-Optical (KEO) acquisition, which was acquired in February 2012.

Electronic Systems operating income for the 2012 second quarter decreased by $11 million, or 6%, compared to the 2011 second quarter. Operating margin decreased by 40 basis points primarily due to lower sales volume of higher margin products partially offset by improved contract performance primarily for Displays and Warrior Systems.

First Half: Electronic Systems net sales for the 2012 first half decreased by $22 million, or 1%, compared to the 2011 first half due to trends similar to the 2012 second quarter. Sales declined for: (1) Precision Engagement by $52 million, (2) Warrior Systems by $51 million, (3) Marine and Power Systems by $27 million, and (4) Aviation Products by $20 million. In addition, sales for simulation & training declined by approximately $13 million primarily due to contracts nearing completion. These declines were partially offset by sales increases for: (1) Sensor Systems by $103 million, comprised of $65 million primarily from the KEO acquisition and $38 million of higher sales of airborne EO/IR turrets to the U.S. Army and U.S. Air Force (USAF), and (2) Microwave Products by $38 million primarily for increased deliveries of power devices for commercial satellite communication systems.

Electronic Systems operating income for the 2012 first half decreased by $18 million, or 5%, compared to the 2011 first half. Operating margin decreased by 60 basis points primarily due to lower sales volume of higher margin products partially offset by improved contract performance primarily for Displays, Warrior Systems and Precision Engagement.

AM&M

	Second Quarter Ended			First Half Ended
($ in millions)	June 29, 2012	July 1, 2011	Decrease	June 29, 2012	July 1, 2011	Decrease
Net sales	$591.6	$609.8	(3)%	$1,205.6	$1,202.7	—%
Operating income	$52.1	$56.0	(7)%	$115.2	$122.0	(6)%
Operating margin	8.8%	9.2%	(40)bpts	9.6%	10.1%	(50)bpts

Second Quarter: AM&M net sales for the 2012 second quarter decreased by $18 million, or 3%, compared to the 2011 second quarter. Logistics support services decreased by $14 million due to reduced tasking orders for contract field team support services in Southwest Asia for the U.S. Army. This decrease was partially offset by increased demand for field maintenance and sustainment services on a U.S. Army rotary wing aircraft contract that was competitively won in September 2011 and for U.S. Army C-12 aircraft. Platform Systems sales decreased by $4 million due to lower Joint Cargo Aircraft (JCA) volume for the USAF, which was partially offset by increased volume for international head-of-state aircraft modification contracts.

AM&M operating income for the 2012 second quarter decreased by $4 million, or 7%, compared to the 2011 second quarter. Operating margin decreased by 40 basis points primarily due to a $2 million increase in pension expense.

First Half: AM&M net sales for the 2012 first half increased by $3 million compared to the 2011 first half. Logistics support services increased by $24 million due to increased field maintenance and sustainment services on U.S. Army C-12 aircraft. This increase was partially offset by reduced tasking orders for contract field team support services in Southwest Asia for the U.S. Army. Platform Systems sales decreased by $21 million due to lower JCA volume for the USAF, which was partially offset by increased volume for international head-of-state aircraft modification contracts.

AM&M operating income for the 2012 first half decreased by $7 million, or 6%, compared to the 2011 first half. Operating margin decreased by 50 basis points. The decrease in operating margin was due to a $6 million, or 40 basis points, non-recurring net favorable adjustment in the 2011 first half, comprised of a favorable price

L-3 Announces Results for the 2012 Second Quarter	Page 6

adjustment for an international modification contract and startup costs for the U.S. Army C-12 aircraft maintenance contract. A $3 million increase in pension expense reduced operating margin by 30 basis points. These decreases were partially offset by the decline in lower margin JCA sales to the USAF.

Government Services

	Second Quarter Ended(1)			First Half Ended(1)
($ in millions)	June 29, 2012	July 1, 2011	Increase/ (decrease)	June 29, 2012	July 1, 2011	Decrease
Net sales	$752.6	$938.3	(20)%	$1,527.7	$1,885.1	(19)%
Operating income	$ 62.0	$ 70.4	(12)%	$ 114.8	$ 141.4	(19)%
Operating margin	8.2%	7.5%	70 bpts	7.5%	7.5%	— bpts

(1)  Government Services segment results include the Engility business spun-off on July 17, 2012. L-3 will report Engility as discontinued operations beginning with its 2012 third quarter, along with all prior comparative periods.

Second Quarter: Government Services net sales for the 2012 second quarter decreased by $186 million, or 20%, compared to the 2011 second quarter. Less demand for linguist, law enforcement and intelligence support services for the U.S. and coalition forces due to the drawdown of U.S. military forces in Iraq lowered sales by $63 million. Competitive contract losses in 2011, primarily for staff support services for the U.S. Army and information technology (IT) support services for select non-DoD U.S. Government agencies, lowered sales by $38 million. Lower volumes due primarily to completed contracts and reduced government funding for security and safety systems lowered sales by $73 million. Also, less demand for U.S. Special Operations Command IT support services due to our previous single-award contract converting to several multiple-award contracts, which increased the number of competitors and reduced our work share, lowered sales by $28 million. These sales decreases were partially offset by $16 million in sales for a U.S. Army training contract competitively won in 2011.

Government Services operating income for the 2012 second quarter decreased by $8 million, or 12%, compared to the 2011 second quarter primarily due to lower sales. Operating margin increased by 70 basis points primarily due to the timing of semi-annual award fees received during the quarter for select IT support services contracts.

Excluding the results of the Engility businesses, Government Services would have reported sales of $338 million, a decrease of 20% for the 2012 second quarter, and operating margin of 6.8%. Table E attached to this release provides additional L-3 financial data excluding the Engility business.

First Half: Government Services net sales for the 2012 first half decreased by $357 million, or 19%, compared to the 2011 first half. The decrease was primarily due to trends similar to the 2012 second quarter. Specifically, the drawdown of U.S. military forces in Iraq lowered sales by $144 million, competitive contract losses in 2011 lowered sales by $100 million, and lower volumes due to completed contracts and reduced government funding lowered sales by $91 million. Also, less demand for U.S. Special Operations Command IT support services lowered sales by $54 million. These sales decreases were partially offset by $32 million in sales for a U.S. Army training contract competitively won in 2011.

Government Services operating income for the 2012 first half decreased by $27 million, or 19%, compared to the 2011 first half. Operating margin remained unchanged. The timing of semi-annual award fees was offset by lower contract profit rates on re-competitions of existing business and lower sales volume.

Excluding the results of the Engility business, Government Services would have reported sales of $685 million, a decrease of 18% for the 2012 first half, and operating margin of 6.3%. Table E attached to this release provides additional L-3 financial data excluding the Engility business.

L-3 Announces Results for the 2012 Second Quarter	Page 7

Financial Guidance

L-3 provided consolidated financial guidance on June 26, 2012 for the year ending December 31, 2012, which remained unchanged, and has updated its segment financial guidance to account for the impact of the Engility spin-off completed on July 17, 2012, as presented in the tables below. All financial guidance amounts are estimates subject to change in the future, including as a result of matters discussed under the “Forward-Looking Statements” cautionary language beginning on page 8, and the company undertakes no duty to update its guidance.

Consolidated L-3 (Excluding Engility) 2012 Financial Guidance
($ in millions, except per share data)
Current(1)
Net sales	$12,950 to $13,150
Operating margin	10.3%
Net interest expense and other income(2)	$ 177
Debt retirement charge	$ 8
Effective tax rate	34.4%
Diluted EPS from continuing operations	$7.70 to $ 7.85
Net cash from operating activities	$ 1,240
Less: Capital expenditures, net of dispositions of property, plant and equipment	195
Free cash flow	$ 1,045

(1)       Unchanged from 2012 Consolidated Financial Guidance provided on June 26, 2012 for L-3 (excluding Engility).

(2)        Excludes $14 million of interest expense that will be allocated to discontinued operations.

Segment 2012 Financial Guidance
($ in millions)
	Current	Prior (April 26, 2012)
Net Sales:
C3ISR	$3,500 to $3,600	$3,500 to $3,600
Electronic Systems	$5,650 to $5,750	$5,650 to $5,750
AM&M	$2,400 to $2,500	$2,400 to $2,500
National Security Solutions (1)	$1,300 to $1,400	n.a.
Operating Margins:
C3ISR	10.2% to 10.4%	10.6% to 10.8%
Electronic Systems	12.1% to 12.3%	12.0% to 12.2%
AM&M	8.5% to 8.7%	8.5% to 8.7%
National Security Solutions (1)	6.6% to 6.8%	n.a.

(1)  Upon the completion of the spin-off of Engility, L-3 renamed the Government Services segment National Security Solutions, which is comprised of L-3’s cyber security, intelligence, enterprise IT and security solutions businesses. The prior financial guidance for this segment is therefore not applicable.

L-3 completed the spin-off of the Engility business on July 17, 2012, which will be reported as discontinued operations beginning with L-3’s 2012 third quarter. The 2012 guidance excludes the Engility business and $19 million of estimated spin-off transaction expenses that will be included in discontinued operations. Also, the 2012 guidance does not include the acquisition of the Thales Training & Simulation Ltd business, which the company entered into an agreement to acquire on April 7, 2012 and is expected to close in the 2012 third quarter. Additionally, the U.S. Federal research and experimentation credit, which expired on December 31, 2011, is not included in the effective tax rate for the 2012 guidance, increasing the tax rate by 80 basis points and decreasing diluted EPS by $0.09.

Additional financial information regarding the 2012 second quarter results and the 2012 updated financial guidance, excluding the Engility business, is available on the company’s website at www.L-3com.com.

L-3 Announces Results for the 2012 Second Quarter	Page 8

Conference Call

In conjunction with this release, L-3 will host a conference call today, Thursday, July 26, 2012 at 11:00 a.m. EDT that will be simultaneously broadcast over the Internet. Michael T. Strianese, chairman, president and chief executive officer and Ralph G. D’Ambrosio, senior vice president and chief financial officer, will host the call.

11:00 a.m. EDT

10:00 a.m. CDT

9:00 a.m. MDT

8:00 a.m. PDT

Listeners may access the conference call live over the Internet at the company’s website at:

http://www.L-3com.com

Please allow fifteen minutes prior to the call to visit our website to download and install any necessary audio software. The archived version of the call may be accessed at our website or by dialing (888) 286-8010 (passcode: 83531038), beginning approximately two hours after the call ends and will be available until the company’s next quarterly earnings release.

Headquartered in New York City, L-3 employs approximately 51,000 people worldwide and is a prime contractor in C3ISR (Command, Control, Communications, Intelligence, Surveillance and Reconnaissance) systems, aircraft modernization and maintenance, and national security solutions. L-3 is also a leading provider of a broad range of electronic systems used on military and commercial platforms.

To learn more about L-3, please visit the company’s website at www.L-3com.com. L-3 uses its website as a channel of distribution of material company information. Financial and other material information regarding L-3 is routinely posted on the company’s website and is readily accessible.

Forward-Looking Statements

Certain of the matters discussed in this release, including information regarding the company’s 2012 financial outlook that are predictive in nature, that depend upon or refer to events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions constitute forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, including projections of total sales growth, sales growth from business acquisitions, organic sales growth, consolidated operating margins, total segment operating margins, interest expense, earnings, cash flow, research and development costs, working capital, capital expenditures and other projections, they are subject to several risks and uncertainties, and therefore, we can give no assurance that these statements will be achieved. Such statements will also be influenced by factors which include, among other things: our ability to achieve anticipated benefits from the spin-off of Engility; our dependence on the defense industry and the business risks peculiar to that industry, including changing priorities or reductions in the U.S. Government defense budget; backlog processing and program slips resulting from delayed funding of the Department of Defense (DoD) budget; our reliance on contracts with a limited number of agencies of, or contractors to, the U.S. Government and the possibility of termination of government contracts by unilateral government action or for failure to perform; the extensive legal and regulatory requirements surrounding our contracts with the U.S. or foreign governments and the results of any investigation of our contracts undertaken by the U.S. or foreign governments; our ability to retain our existing business and related contracts (revenue arrangements); our ability to successfully compete for and win new business and related contracts (revenue arrangements) and to win re-competitions of our existing contracts; our ability to identify and acquire additional businesses in the future with terms that are attractive to L-3 and to integrate acquired business operations; the impact of any strategic initiatives undertaken by us, and our ability to achieve anticipated benefits; our ability to maintain and improve our consolidated operating margin and total segment operating margin in future periods; our ability to obtain future government contracts (revenue arrangements) on a timely basis; the availability of government funding or cost-cutting initiatives and changes in customer requirements for our products and services; our significant amount of debt and the restrictions contained in our debt agreements; our ability to continue to retain and train our existing employees and to recruit and hire new qualified and skilled employees as well as our ability to retain and hire employees with U.S. Government security clearances; actual future interest rates, volatility and other assumptions used in the determination of pension benefits and equity based compensation, as well as the

L-3 Announces Results for the 2012 Second Quarter	Page 9

market performance of benefit plan assets; our collective bargaining agreements, our ability to successfully negotiate contracts with labor unions and our ability to favorably resolve labor disputes should they arise; the business, economic and political conditions in the markets in which we operate, including those for the commercial aviation, shipbuilding and communications markets; global economic uncertainty; the DoD’s contractor support services in-sourcing and efficiency initiatives; events beyond our control such as acts of terrorism; our ability to perform contracts (revenue arrangements) on schedule; our international operations; our extensive use of fixed-price type contracts as compared to cost-plus type and time-and-material type contracts; the rapid change of technology and high level of competition in the defense industry and the commercial industries in which our businesses participate; our introduction of new products into commercial markets or our investments in civil and commercial products or companies; the outcome of litigation matters, including in connection with jury trials; results of audits by U.S. Government agencies; results of on-going governmental investigations, including potential suspensions or debarments; the impact on our business of improper conduct by our employees, agents or business partners; anticipated cost savings from business acquisitions not fully realized or realized within the expected time frame; the outcome of matters relating to the Foreign Corrupt Practices Act (FCPA) and similar non-U.S. regulations; ultimate resolution of contingent matters, claims and investigations relating to acquired businesses, and the impact on the final purchase price allocations; competitive pressure among companies in our industry; and the fair values of our assets, which can be impaired or reduced by other factors, some of which are discussed above.

For a discussion of these and other risks and uncertainties that could impair our results of operations or financial condition, see “Part I — Item 1A — Risk Factors” and Note 19 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2011, and any material updates to these factors contained in any of our future filings.

Our forward-looking statements are not guarantees of future performance and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements. As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this release to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.

# # #

– Financial Tables Follow –

Table A

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)

	Second Quarter Ended(a)		First Half Ended
	June 29, 2012	July 1, 2011	June 29, 2012	July 1, 2011
Net sales	$3,558	$3,766	$7,146	$7,367
Cost of sales	3,184	3,362	6,409	6,573
Engility spin-off transaction expenses	7	—	13	—

Operating income	367	404	724	794
Interest and other income, net	3	5	7	7
Interest expense	52	56	104	119
Debt retirement charge	—	—	—	18

Income before income taxes	318	353	627	664
Provision for income taxes	110	107	216	211

Net income	$208	$246	$411	$453
Less: Net income attributable to noncontrolling interests	3	3	5	6

Net income attributable to L-3	$205	$243	$406	$447
Less: Net income allocable to participating securities	—	1	—	2

Net income allocable to L-3 Holdings’ common shareholders	$205	$242	$406	$445

Earnings per share allocable to L-3 Holdings’ common shareholders:
Basic	$2.11	$2.28	$4.14	$4.15

Diluted	$2.08	$2.26	$4.08	$4.11

L-3 Holdings’ weighted average common shares outstanding:
Basic	97.2	106.1	98.1	107.3

Diluted	98.5	107.2	99.4	108.4

(a)

It is the company’s established practice to close its books for the quarters ending March, June and September on the Friday nearest to the end of the calendar quarter. The interim financial statements and tables of financial information included herein have been prepared and are labeled based on that convention. The company closes its annual books on December 31 regardless of what day it falls on.

Table B

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED SELECT FINANCIAL DATA

(in millions)

	Second Quarter Ended		First Half Ended
	June 29, 2012	July 1, 2011	June 29, 2012	July 1, 2011
Segment Operating Data
Net Sales:
C3ISR	$862.1	$825.5	$1,748.2	$1,591.8
Electronic Systems	1,352.4	1,391.6	2,665.0	2,687.0
AM&M	591.6	609.8	1,205.6	1,202.7
Government Services	752.6	938.3	1,527.7	1,885.1

Total	$3,558.7	$3,765.2	$7,146.5	$7,366.6

Operating income:
C3ISR	$87.3	$94.5	$180.8	$186.9
Electronic Systems	172.5	183.4	326.0	343.6
AM&M	52.1	56.0	115.2	122.0
Government Services	62.0	70.4	114.8	141.4

Total	$373.9	$404.3	$736.8	$793.9

Operating margin:
C3ISR	10.1%	11.4%	10.3%	11.7%
Electronic Systems	12.8%	13.2%	12.2%	12.8%
AM&M	8.8%	9.2%	9.6%	10.1%
Government Services	8.2%	7.5%	7.5%	7.5%
Total	10.5%	10.7%	10.3%	10.8%
Depreciation and amortization:
C3ISR	$11.4	$10.6	$22.9	$21.5
Electronic Systems	35.5	39.0	71.7	75.1
AM&M	5.9	4.7	10.7	9.0
Government Services	6.9	8.8	13.6	17.1

Total	$59.7	$63.1	$118.9	$122.7

Funded order data:
C3ISR	$934	$983	$1,687	$1,756
Electronic Systems	1,410	1,315	2,884	2,444
AM&M	852	651	1,855	1,269
Government Services	720	816	1,585	1,657

Total	$3,916	$3,765	$8,011	$7,126

			June 29, 2012	Dec. 31, 2011
Period end data:
Funded backlog			$11,698	$10,695

Table C

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED

BALANCE SHEETS

(in millions)

	June 29, 2012	Dec. 31, 2011
ASSETS

Cash and cash equivalents	$481	$764
Billed receivables, net	1,255	1,240
Contracts in process	2,908	2,629
Inventories	383	317
Deferred income taxes	97	99
Other current assets	163	195

Total current assets	5,287	5,244

Property, plant and equipment, net	977	934
Goodwill	8,828	8,697
Identifiable intangible assets	414	410
Deferred debt issue costs	35	33
Other assets	184	179

Total assets	$15,725	$15,497

LIABILITIES AND EQUITY

Accounts payable, trade	$620	$432
Accrued employment costs	630	631
Accrued expenses	470	616
Advance payments and billings in excess of costs incurred	587	564
Income taxes	23	40
Other current liabilities	391	407

Total current liabilities	2,721	2,690

Pension and postretirement benefits	1,108	1,137
Deferred income taxes	437	385
Other liabilities	473	436
Long-term debt	4,126	4,125

Total liabilities	8,865	8,773

Shareholders’ equity	6,771	6,635
Noncontrolling interests	89	89

Total equity	6,860	6,724

Total liabilities and equity	$15,725	$15,497

Table D

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED

STATEMENTS OF CASH FLOWS

(in millions)

	First Half Ended
	June 29, 2012	July 1, 2011
Operating activities
Net income	$411	$453
Depreciation of property, plant and equipment	87	88
Amortization of intangibles and other assets	32	35
Deferred income tax provision	40	56
Stock-based employee compensation expense	33	34
Contributions to employee savings plans in L-3 Holdings’ common stock	75	78
Amortization of pension and postretirement benefit plans net loss and prior service cost	34	26
Amortization of bond discounts (included in interest expense)	1	3
Amortization of deferred debt issue costs (included in interest expense)	3	5
Other non-cash items	3	2
Changes in operating assets and liabilities, excluding acquired and divested amounts:
Billed receivables	4	67
Contracts in process	(237)	(182)
Inventories	(68)	(41)
Accounts payable, trade	172	42
Accrued employment costs	(6)	(32)
Accrued expenses	(156)	9
Advance payments and billings in excess of costs incurred	7	(26)
Income taxes	24	(17)
Excess income tax benefits related to share-based payment arrangements	(1)	(2)
Other current liabilities	(29)	(18)
Pension and postretirement benefits	(34)	(35)
All other operating activities	13	(26)

Net cash from operating activities	408	519

Investing activities
Business acquisitions, net of cash acquired	(216)	(15)
Capital expenditures	(76)	(78)
Dispositions of property, plant and equipment	1	1
Other	(4)	3

Net cash used in investing activities	(295)	(89)

Financing activities
Proceeds from sale of senior notes	—	646
Redemption of senior subordinated notes	—	(650)
Redemption of CODES	—	(11)
Borrowings under revolving credit facility	199	371
Repayment of borrowings under revolving credit facility	(199)	(371)
Common stock repurchased	(315)	(429)
Dividends paid on L-3 Holdings’ common stock	(98)	(97)
Proceeds from exercises of stock options	8	18
Proceeds from employee stock purchase plan	21	23
Debt issue costs	(6)	(6)
Excess income tax benefits related to share-based payment arrangements	1	2
Other financing activities	(4)	—

Net cash used in financing activities	(393)	(504)

Effect of foreign currency exchange rate changes on cash and cash equivalents	(3)	15

Net decrease in cash and cash equivalents	(283)	(59)
Cash and cash equivalents, beginning of the period	764	607

Cash and cash equivalents, end of the period	$481	$548

Table E

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED PRELIMINARY HISTORICAL DATA EXCLUDING ENGILITY

(in millions, except per share data)

	Consolidated

	Second Quarter Ended June 29, 2012			First Half Ended June 29, 2012
	Historical	Engility	Continuing Operations(1)	Historical	Engility	Continuing Operations(1)
Net sales	$3,558	$(415)	$3,143	$7,146	$(843)	$6,303
Operating Income	$367	$(35)	$332	$724	$(66)	$658
Engility spin-off transaction expenses	7	(7)	—	13	(13)	—

Segment operating income	$374	$(42)	$332	$737	$(79)	$658

Operating margin	10.3%	8.4%	10.6%	10.1%	7.8%	10.4%
Segment operating margin	10.5%	10.1%	10.6%	10.3%	9.4%	10.4%
Net interest expense and other income	$49	$(6)	$43	$97	$(13)	$84
Effective income tax rate	34.6%	34.5%	34.3%	34.4%	37.7%	34.0%
Diluted EPS	$2.08	$(0.16)	$1.92	$4.08	$(0.29)	$3.79

	Second Quarter Ended July 1, 2011			First Half Ended July 1, 2011
	Historical	Engility	Continuing Operations(1)	Historical	Engility	Continuing Operations(1)
Net sales	$3,766	$(517)	$3,249	$7,367	$(1,052)	$6,315
Operating Income	$404	$(56)	$348	$794	$(108)	$686
Engility spin-off transaction expenses	—	—	—	—	—	—

Segment operating income	$404	$(56)	$348	$794	$(108)	$686

Operating margin	10.7%	10.8%	10.7%	10.8%	10.3%	10.9%
Segment operating margin	10.7%	10.8%	10.7%	10.8%	10.3%	10.9%
Net interest expense and other income	$51	$(8)	$43	$112	$(16)	$96
Debt retirement charge	$—	$—	$—	$18	—	$18
Effective income tax rate	30.3%	35.4%	29.5%	31.8%	37.0%	30.9%
Diluted EPS	$2.26	$(0.28)	$1.98	$4.11	$(0.52)	$3.59

	Government Services (GS) Segment

	Second Quarter Ended June 29, 2012				First Half Ended June 29, 2012
	GS Historical	Engility	Retained Overhead(2)	NSS (1)(3)	Historical	Engility	Retained Overhead(2)	NSS (1)(3)
Net sales	$753	$(415)	$—	$338	$1,528	$(843)	$—	$685
Operating income	$62	$(42)	$3	$23	$115	$(79)	$7	$43
Operating margin	8.2%	10.1%		6.8%	7.5%	9.4%		6.3%

	Second Quarter Ended July 1, 2011				First Half Ended July 1, 2011
	GS Historical	Engility	Retained Overhead(2)	NSS (1)(3)	Historical	Engility	Retained Overhead(2)	NSS (1)(3)
Net sales	$938	$(517)	$—	$421	$1,885	$(1,052)	$—	$833
Operating income	$70	$(56)	$7	$21	$141	$(108)	$11	$44
Operating margin	7.5%	10.8%		5.0%	7.5%	10.3%		5.3%

(1)

The continuing operations and NSS segment amounts were derived from L-3 historical results, and were adjusted to: (1) remove Engility results of operations, (2) allocate a portion of L-3’s interest expense to Engility, (3) assign spin-off transaction costs to Engility, and (4) realign certain contracts between L-3 and Engility. In addition, certain overhead expenses previously allocated to Engility and included in L-3’s historical results were retained by L-3 and reported as part of L-3 continuing operations. Engility will be reported as discontinued operations beginning with the 2012 third quarter.

(2)	Retained overhead is the overhead expenses previously allocated to Engility that are retained by L-3, a portion of which are re-allocated to the C3ISR, AM&M, and Electronic Systems segments.

(3)

The Government Services segment was renamed National Security Solutions upon the completion of the spin-off of Engility and is comprised of L-3’s cyber security intelligence, enterprise IT and security solutions businesses.